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                                                    												EXHIBIT 11
                       FEDERAL PAPER BOARD COMPANY, INC.
                   COMPUTATION OF EARNINGS PER COMMON SHARE
                                (Unaudited)



                   						                       For the		 	               For the
         						                           Twelve Weeks Ended	        Twenty-Four Weeks Ended
           						                        June 18,     June 19,       June 18,      June 19,
In thousands, except per share amounts	    1994	 	      1993		      	  1994		 	      1993
Assuming No Dilution:
Net Income                        			 			$ 8,200	  		 $ 9,800	     		$11,300			    $18,900
(Deduct) Dividends on
Convertible Preferred Stock			            (1,524)		 	  (1,525)        (3,049)			    (3,051)
Net Income Available to Common Shares	 		$ 6,676	   		$ 8,275      		$ 8,251		   	 $15,849

Actual Weighted Average Number of
   Common Shares Outstanding     		 				  42,210			    41,982 	   		  42,192 			    41,970

Earnings Per Common Share Assuming
   No Dilution	     		                      $.16      		 $.20 	        	$.20 		       $.38

Assuming Full Dilution:
Net Income                               $ 8,200		   	$ 9,800			     $11,300			    $18,900
(Deduct) Dividends on Convertible
Preferred Stock			                        (1,509)			   (1,509)        (3,018)			    (3,018)
Net Income Applicable to Common Shares,
Common Equivalent Shares and Dilutive
Securities					                          $ 6,691	   		$ 8,291 	     	$ 8,282			    $15,882

Shares:
   Adjusted Weighted Average Number of
   Common Shares Outstanding   									  42,202			    41,978	      		42,187			     41,968
   Dilutive Common Equivalent Shares
   Issuable Under Stock Option Plans			      281	 		      155			         334	  		      184
   Common Shares Issuable Upon Conversion
   of $1.20 Convertible Preferred Stock	     288			       303	   		      289			        304
   Common Shares Issuable Upon Conversion
   of $2.875 Convertible Preferred Stock			  (a)			       (a)    	       (a)			        (a)

  Weighted Average Number of Common and
  Diluted Common Equivalent Shares and
  Dilutive Securities		                   42,771 			   42,436	     		 42,810 	 		   42,456
  Earnings Per Common Share Assuming
   Full Dilution		                          $.16			      $.20  		       $.19  			     $.37
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                                  -12-
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	                         										               							EXHIBIT 11
                                      																			(Continued)

                     FEDERAL PAPER BOARD COMPANY, INC.
                 COMPUTATION OF EARNINGS PER COMMON SHARE
                              (Unaudited)


                      							                   For the		             	For the
              						                       Twelve Weeks Ended      Twenty-Four Weeks Ended
               						                      June 18,     June 19,     June 18,    June 19,
In thousands, except per share amounts			    1994 	       1993			      1994			     1993


Primary Earnings Per Share (b):

Shares:

  Weighted Average Number of Common
  Shares Outstanding		                       42,202	     41,982			    42,192		  41,970
  Dilutive Common Equivalent Shares
  Issuable Under Stock Option Plans 		          164	        155			       334		     184

  Weighted Average Number of Common
  and Dilutive Common Equivalent Shares		    42,366	     42,137			    42,526		  42,154

Primary Earnings Per Common Share Assuming

   No Dilution from Common Equivalent
   Shares			 	                             	   $.16	      $.20		       $.19		     $.38



(a)  Antidilutive issue.

(b) The calculation of primary earnings per share is presented in accordance with Securities Exchange Act of 1934 Release No. 9083 although not required by footnote 3 paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%. Earnings applicable to common shares are the same as in the calculation assuming no dilution.
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